September 2010 Pricing Sheet dated September 27, 2010 relating to Preliminary Terms No. 536 dated September 27, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Equity-Linked Notes due September 30, 2015
Based on the Value of the S&P 500® Index
PRICING TERMS – SEPTEMBER 27, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,162,000
Pricing date:	September 27, 2010
Original issue date:	September 30, 2010 (3 business days after the pricing date)
Maturity date:	September 30, 2015
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	120%
Index percent change:	(final average index value – initial index value) / initial index value
Initial index value:	1,142.16, which is the index closing value on the pricing date.
Final average index value:	The arithmetic average of the index closing values on each of the determination dates, as determined on the final determination date.
Determination dates:
Each of the following trading days on which there is no market disruption event:  December 27, 2010; March 28, 2011; June 27, 2011; September 27, 2011; December 27, 2011; March 27, 2012; June 27, 2012; September 27, 2012; December 27, 2012; March 27, 2013; June 27, 2013; September 27, 2013; December 27, 2013; March 27, 2014; June 27, 2014; September 29, 2014; December 29, 2014; March 27, 2015; June 29, 2015 and September 25, 2015.

Final determination date:	September 25, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	617482NS9
ISIN:	US617482NS92
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$5	$995
Total	$1,162,000	$5,810	$1,156,190
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $5 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 536 dated September 27, 2010
Prospectus Supplement for Equity-Linked Notes dated September 27, 2010
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.